EXHIBIT 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Paladin Realty Income Properties, Inc.

We consent to the use of our report dated October 10, 2011, with respect to the Statement of Revenues and Certain Operating Expenses of Evergreen at Coursey Place Apartments for the year ended December 31, 2010 incorporated by reference in this Registration Statement on Form S-11 Post-Effective Amendment No. 9 (No. 333-146867) of Paladin Realty Income Properties, Inc., and to the reference to our Firm under the heading “Experts” in the Registration Statement.

We also consent to the use of our report dated October 10, 2011, with respect to an interim review of the Statement of Revenues and Certain Operating Expenses of Evergreen at Coursey Place Apartments for the six months ended June 30, 2011 incorporated by reference in this Registration Statement on Form S-11 Post-Effective Amendment No. 9 (No. 333-146867) of Paladin Realty Income Properties, Inc. Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a Registration Statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ Imowitz Koenig & Co., LLP

New York, New York

November 18, 2011